Exhibit 99.1

Opexa Elects Gail Maderis to Board of Directors

Industry Expert Brings Significant Expertise to Tovaxin® Clinical Development Program

THE WOODLANDS, Texas--(BUSINESS WIRE)--November 2, 2011--Opexa Therapeutics, Inc. (NASDAQ: OPXA) today announced the election of Gail J. Maderis to its Board of Directors at its annual meeting of shareholders held on October 27, 2011. Ms. Maderis will Chair the Board’s nominating and corporate governance committee, as well as serve on the Board’s compensation committee.

"We are very pleased to welcome Gail to the Board as she brings a wealth of experience in the healthcare industry as a former senior executive in Genzyme and past CEO of Five Prime Therapeutics,” commented Neil K. Warma, President and Chief Executive Officer of Opexa. “Gail’s successful leadership in these companies, including her accomplishments in corporate partnerships and clinical development, will greatly enhance our capabilities at the Board level. Along with her industry knowledge, Gail has acquired an extensive network of contacts related to financing, partnering and support services for the industry in her current position as CEO of BayBio and her advisory role to the National MS Society. Gail’s appointment to the Board greatly benefits Opexa and its shareholders as we position Tovaxin toward its next clinical trial stage of development.”

“Opexa is developing an innovative therapy for the treatment of multiple sclerosis that I believe has the potential to bring significant benefits to patients,” commented Gail Maderis. “Opexa’s patient-specific therapy brings the power of personalized medicine to MS and has the potential to treat both relapsing-remitting and secondary progressive disease. The Company has positioned itself well as it prepares for its next clinical trial with Tovaxin, and I am looking forward to supporting the senior team and Board in their endeavors and representing the interests of shareholders.”

Gail J. Maderis Bio

Ms. Maderis is President and CEO of BayBio (Bay Area Bioscience Association), an independent, non-profit trade association serving the life sciences industry in Northern California. She was previously President and CEO of Five Prime Therapeutics, Inc., a biotechnology company focused on the discovery and development of innovative protein and antibody drugs. Prior to this, Ms. Maderis held senior management positions at Genzyme Corporation, including founder and president of Genzyme Molecular Oncology, a publicly traded division of Genzyme, and corporate vice president of Genzyme Corporation. She also is a director of NovaBay Pharmaceuticals, Inc. and serves on The Mayor's Biotech Advisory Council of San Francisco, as well as the HBS Healthcare Initiative board.

Along with comprehensive experience in corporate development, Ms. Maderis brings to the Board of Directors extensive involvement in strategic management, a successful track record of working with investors and partners to finance clinical development, deep insight into regulatory and business policy trends impacting the biopharma industry, and a demonstrated understanding of governance issues facing emerging companies.

Ms. Maderis received a B.S. degree in business from the University of California at Berkeley and an M.B.A. from Harvard Business School.

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases such as multiple sclerosis (MS). The Company’s leading therapy, Tovaxin®, is a personalized cellular immunotherapy treatment that is in late stage clinical development for MS. Tovaxin is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin and, thereby, reduces the risk of relapse over time.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” “exploring,” “evaluating” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the development of the Company’s product candidate, Tovaxin, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our capital position, the ability of the Company to enter into and benefit from a partnering arrangement for the Company's product candidate, Tovaxin, on reasonably satisfactory terms (if at all), our dependence (if partnered) on the resources and abilities of any partner for the further development of Tovaxin, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of developing a marketable product, our ability to raise additional capital to continue our treatment development programs and to undertake and complete any further clinical studies for Tovaxin, the success of our clinical trials, the efficacy of Tovaxin for any particular indication, such as for RRMS or SPMS, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights (including for Tovaxin), the risk of litigation regarding our intellectual property rights, the success of third party development and commercialization efforts with respect to products covered by intellectual property rights transferred by the Company, our limited manufacturing capabilities, our dependence on third-party manufacturers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010.

CONTACT:
Opexa Therapeutics, Inc.
Neil K. Warma, 281-775-0600
President & CEO
nwarma@opexatherapeutics.com
or
Investors:
Burns McClellan, on behalf of Opexa
Carney Noensie, 212-213-0006
cnoensie@burnsmc.com